Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-206353) of SkyPeople Fruit Juice, Inc. of our report dated November 05, 2016, with respect to the consolidated balance sheet of SkyPeople Fruit Juice, Inc. as of December 31, 2015, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the December 31, 2015 annual report on Form 10-K of SkyPeople Fruit Juice, Inc. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Jia Roger Qian Wang, CPA

Jackson HTS, NY

February 17, 2017